CONFORMED COPY
         $175,000,000


         CREDIT AGREEMENT


         dated as of


         November 15, 1996


         among


         John Wiley & Sons, Inc.,


         The Banks From Time to Time Parties Hereto


         and


         Morgan Guaranty Trust Company of New York, as Agent



J.P. Morgan Securities Inc.,
Arranger

         TABLE OF CONTENTS


         Page

ARTICLE 1Definitions

         Section 1.01.  Definitions 1
         Section 1.02.  Accounting Terms and Determinations   15
         Section 1.03.  Classes and Types of Loans and Borrowings      16

ARTICLE 2Credits

         Section 2.01.  Commitments to Lend 16
         Section 2.02.  Method of Borrowing 17
         Section 2.03.  Notes       18
         Section 2.04.  Maturity of Loans   19
         Section 2.05.  Interest Rates      19
         Section 2.06.  Facility Fees       23
         Section 2.07.  Optional Termination or Reduction of Commitments 23
         Section 2.08.  Method of Electing Interest Rates     23
         Section 2.09.  Scheduled Termination of Commitments  25
         Section 2.10.  Mandatory Prepayments and Repayments  25
         Section 2.11.  Optional Prepayments25
         Section 2.12.  General Provisions as to Payments     26
         Section 2.13.  Funding Losses      27
         Section 2.14.  Computation of Interest and Fees      27
         Section 2.15.  Change of Control   27

ARTICLE 3Conditions

         Section 3.01.  Effectiveness       29
         Section 3.02.  Borrowings  30
         Section 3.03.  Transitional Provisions      30

ARTICLE 4Representations and Warranties

         Section 4.01.  Corporate Existence and Power         31
         Section 4.02.  Corporate and Governmental Authorization;
                        No Contravention      31
         Section 4.03.  Binding Effect      31
         Section 4.04.  Financial Information        31
         Section 4.05.  Litigation  32
         Section 4.06.  Compliance with ERISA        32
         Section 4.07.  Taxes       32
         Section 4.08.  Subsidiaries        33
         Section 4.09.  Not an Investment Company    33
         Section 4.10.  Status of Notes     33
         Section 4.11.  Environmental Matters        33

ARTICLE 5Covenants

         Section 5.01.  Information 33
         Section 5.02. Payment of Taxes; Insurance; Maintenance of Corporate Existence 36
         Section 5.03.  Maintenance of Property; Conduct of Business   36
         Section 5.04.  Compliance with Laws37
         Section 5.05.  Inspection of Property, Books and Records      37
         Section 5.06.  Limitation on Liens 37
         Section 5.07.  Consolidations, Mergers and Sales of Assets    38
         Section 5.08.  Use of Proceeds     39
         Section 5.09.  Subsidiary Debt     39
         Section 5.10.  Consolidated Shareholders' Equity     39
         Section 5.11.  Debt to Subsidiaries39
         Section 5.12.  EBIT/Interest Ratio 39
         Section 5.13.  Leverage Ratio      39
         Section 5.14. Restricted Payments and Guarantees     39

ARTICLE 6Defaults

         Section 6.01.  Events of Default   40
         Section 6.02.  Notice of Default   42

ARTICLE 7The Agent

         Section 7.01.  Appointment and Authorization         42
         Section 7.02.  Agent and Affiliates42
         Section 7.03.  Action by Agent     42
         Section 7.04.  Consultation with Experts    43
         Section 7.05.  Liability of Agent  43
         Section 7.06.  Indemnification     43
         Section 7.07.  Credit Decision     43
         Section 7.08.  Successor Agent     44
         Section 7.09.  Agent's Fee 44

ARTICLE 8Change in Circumstance

         Section 8.01.  Basis for Determining Interest Rate Inadequate or
                        Unfair 44
         Section 8.02.  Illegality  45
         Section 8.03.  Increased Cost and Reduced Return     46
         Section 8.04.  Taxes       47
         Section 8.05.  Base Rate Loans Substituted for Affected Fixed Rate 49
         Section 8.06.  Substitution of Bank49

ARTICLE 9Miscellaneous

         Section 9.01.  Notices     50
         Section 9.02.  No Waivers  50
         Section 9.03.  Expenses; Documentary Taxes; Indemnification   50
         Section 9.04.  Sharing of Set-Offs 51
         Section 9.05.  Amendments and Waivers       51
         Section 9.06.  Successors and Assigns       52
         Section 9.07.  Collateral  53
         Section 9.08.  New York Law        53
         Section 9.09.  Counterparts; Integration    53

EXHIBIT A -       Note
EXHIBIT B -       Opinion of Counsel for the Borrower
EXHIBIT C -       Opinion of Davis Polk & Wardwell,
                  Special Counsel for the Agent
         CREDIT AGREEMENT

AGREEMENT dated as of November 15, 1996 among JOHN WILEY & SONS, INC., the BANKS from time to time parties hereto and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent. The parties hereto agree as follows:

ARTICLE 1
Definitions
Section 1.1.  Definitions.  Meanings:
 Acquisition means the Acquisition by the Borrower of 90% of the outstanding capital stock of VCH Publishing Group from Pallas Investment Group, the German Chemical Society and the German Pharmaceutical Society.
 Adjusted CD Rate has the meaning set forth in Section 2.05(b).
 Adjusted London Interbank Offered Rate has the meaning set forth in Section 2.05(c).
 Administrative Questionnaire means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.
 Agent means Morgan Guaranty Trust Company of New York in its capacity as agent for the Banks hereunder, and its successors in such capacity.
 Applicable Lending Office means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.
 Applicable Margin has the meaning set forth in Section 2.05(e). Assessment Rate has the meaning set forth in Section 2.05(b). Assignee has the meaning set forth in Section 9.06(c). Bank means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.
 Base Rate means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.
 Base Rate Loan means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 8.
 Benefit Arrangement means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
 Board means the Board of Directors of the Borrower or a committee of directors lawfully exercising the relevant powers of the Board.
 Borrower means John Wiley & Sons, Inc., a New York corporation, and its successors.
 Borrower's 1996 Form 10-K means the Borrower's annual report on Form 10-K for the fiscal year ended April 30, 1996, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
 Borrowing has the meaning set forth in Section 1.03.
 Capital Lease means any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet; and Capital Lease Obligation means the amount of the liability which should be so capitalized.
 CD Base Rate has the meaning set forth in Section 2.05(b).
 CD Loan means (i) a Loan which bears interest at a CD Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a CD Loan immediately before it became overdue.
     CD Rate means a rate of interest determined pursuant to Section 2.05(b) on the basis of an Adjusted CD Rate. CD Reference Banks means The Chase Manhattan Bank, CoreStates Bank, N.A. and Morgan Guaranty Trust Company of New York.
 Class has the meaning set forth in Section 1.03.
 Commitment means any Term Loan Commitment or Revolving Credit Commitment, and Commitments means any or all of the foregoing, as the context may require.
 Consolidated EBIT means, for any fiscal period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Charges and
(ii) provision for income taxes.
 Consolidated EBITDA means, for any fiscal period, Consolidated EBIT for such period plus, to the extent deducted in determining Consolidated EBIT for such period, depreciation and amortization expense.
 Consolidated Interest Charges means, for any fiscal period, the aggregate amount of interest charges, whether expensed or capitalized, incurred or accrued by the Borrower and its Consolidated Subsidiaries during such period.
 Consolidated Net Income means the consolidated net income of the Borrower and its Consolidated Subsidiaries, determined in accordance with GAAP, excluding
         (A) the proceeds of any life insurance policy to the extent, if any, that such proceeds have been included in consolidated net income,


         (B) after-tax gains arising from (1) the sale or other disposition of any assets (other than sales in the Ordinary Course of Business) to the extent that the aggregate amount of the gain exceeds the aggregate amount of losses from the sale, abandonment or other disposition of assets (other than sales in the Ordinary Course of Business), (2) any write-up of assets to the extent, if any, such write-up has been included in consolidated net income, or (3) the acquisition of outstanding Debt securities of the Borrower or any Subsidiary,


     (C) any amount representing any interest in the undistributed earnings of any other Person (other than a Subsidiary),

         (D) any earnings, prior the date of acquisition, of any Person acquired in any manner, and any earnings of any Subsidiary accrued prior to becoming a Subsidiary, to the extent, if any, that any such earnings have been included in consolidated net income,


         (E) any earnings of a successor to or transferee of the assets of the Borrower prior to becoming such successor or transferee, to the extent, if any, that any such earnings have been included in consolidated net income,


     (F) any deferred credit (or amortization of a deferred credit) arising from the creation of the negative goodwill pursuant to the acquisition of any Person, and

         (G) any portion of the net income of any Subsidiary which for any reason is unavailable for payment of dividends.

 Consolidated Net Worth means Consolidated Shareholders' Equity minus the aggregate net book value of the following to the extent, if any, that such items were included in consolidated assets or deducted from consolidated liabilities in computing Consolidated Shareholders' Equity:
         (A)      the amount (if any) by which the sum of


     (1) the aggregate amount of Investments described in subsection (C) of the definition of Restricted Investments plus


     (2) other Restricted Investments made after May 1, 1996, exceeds $10,000,000, and
         (B) any write-up of assets (other than current assets and other than any write-up arising from the acquisition of any Person in the Ordinary Course of Business) made after November 1, 1996.

 Consolidated Shareholders' Equity means the consolidated total shareholders' equity (including capital stock, additional paid-in capital, retained earnings and any accumulated translation adjustment as reduced by treasury stock) in the Borrower and its Consolidated Subsidiaries, determined in accordance with GAAP.
 Consolidated Subsidiary means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.
 Debt means all obligations for borrowed money, including (A) any obligation owed for all or any part of the purchase price of property or other assets or for services or for the cost of property or other assets constructed or of improvements thereto, other than trade accounts payable included in current liabilities and incurred in respect of property or services purchased in the ordinary course of business that are not more than 180 days overdue, (B) any Capital Lease Obligation, (C) any obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit and (D) any Guarantee with respect to Debt (of the kind otherwise described in this definition) of another Person.
 Default means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
 Derivatives Obligations of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.
 Domestic Business Day means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
 Domestic Lending Office means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent; provided that any Bank may so designate separate Domestic Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.
 Domestic Loans means CD Loans or Base Rate Loans or both. Domestic Reserve Percentage has the meaning set forth in Section 2.05(b).
 EBIT/Interest  Ratio means at any date the ratio (expressed as a percentage) of
(i) Consolidated EBIT for the four consecutive fiscal quarters of the Borrower and its Consolidated Subsidiaries ending on such date to (ii) Consolidated Interest Charges for such period.
 Effective Date means the date this Agreement becomes effective in accordance with Section 3.01. Environmental Laws means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the
manufacture,   processing,  distribution,  use,  treatment,  storage,  disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.
 ERISA means the Employee Retirement Income Security Act of 1974, as amended. ERISA Group means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
 Euro-Dollar Business Day means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.
 Euro-Dollar Lending Office means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.
 Euro-Dollar Loan means a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.
 Euro-Dollar Rate means a rate of interest determined pursuant to Section 2.05(c) on the basis of an Adjusted London Interbank Offered Rate.
     Euro-Dollar Reference Banks means The Chase Manhattan Bank, Fleet Bank N.A. and Morgan Guaranty Trust Company of New York.
 Euro-Dollar Reserve Percentage has the meaning set forth in Section 2.05(c). Event of Default has the meaning set forth in Section 6.01. Existing Credit Agreements means the $50,000,000 Credit Agreement dated as of
March 30, 1995 and the $75,000,000 Credit Agreement dated as of June 12, 1996, each among the Borrower, the banks parties thereto and Morgan Guaranty Trust Company of New York, as agent for such banks.
 Exposure means, at any time as to any Bank, the sum of (i) such Bank's Term Loan Commitment, if still in existence, or the outstanding principal amount of such Bank's Term Loans, if its Term Loan Commitment is no longer in existence, plus (ii) such Bank's Revolving Credit Commitment, if still in existence, or the outstanding principal amount of such Bank's Revolving Credit Loans, if its Revolving Credit Commitment is no longer in existence.
 Federal Funds Rate means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Agent.
 Fixed Rate Borrowing  means a CD Borrowing or a Euro-Dollar Borrowing.
 Fixed Rate Loans  means CD Loans or Euro-Dollar Loans or both.
 GAAP means generally accepted accounting principles as in effect at the time of application to the provisions hereof.
 Group of Loans  means at any time a group of Loans of any Class  consisting  of
(i) all Loans of such Class which are Base Rate Loans at such time or (ii) all Loans of such Class which are Euro-Dollar Loans or CD Loans having the same Interest Period at such time, provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.
 Guarantee means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, with respect to any obligation of another Person, through an agreement or otherwise, including, without limitation, (A) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligation and (B) any agreement (1) to purchase, or to advance or supply funds for the payment or purchase of, any such obligation, (2) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (3) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy any obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation. The amount of any Guarantee shall be equal to the outstanding amount of the obligation directly or indirectly guaranteed.
 Interest Period means: (1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:
         (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

         (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) below, end on the last Euro-Dollar Business Day of a calendar month;


     (c) no Interest Period for any Revolving Credit Loan shall extend beyond the scheduled Termination Date; and


         (d) no Interest Period applicable to any Term Loan shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Base Rate Loans, or by Fixed Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment.

         (2) with respect to each CD Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 30, 60, 90 or 180 days thereafter, as the Borrower may elect in the applicable notice; provided that:


         (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) or (c) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day;


     (b) no Interest Period for any Revolving Credit Loan shall extend beyond the scheduled Termination Date; and


         (c) no Interest Period applicable to any Term Loan shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Base Rate Loans, or by Fixed Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment.

 Internal Revenue Code means the Internal Revenue Code of 1986, as amended, or any successor statute. Investment means any investment so classified under GAAP, made by stock purchase, capital contribution, loan or advance or by purchase of property or otherwise, but in any event shall include as an investment in any Person the amount of all Debt owed by such Person and all accounts receivable from such Person which are not current assets or did not arise from sales to such Person in the ordinary course of business.
 Leverage Ratio means, at any date, the ratio of Consolidated Debt at such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
 Lien means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
 Loan means a Base Rate Loan, a Euro-Dollar Loan or a CD Loan and Loans means Base Rate Loans, Euro-Dollar Loans, CD Loans or any combination of the three; provided that, if any such Loan or Loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term Loan shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
 London Interbank Offered Rate has the meaning set forth in Section 2.05(c). Material Debt means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $1,000,000.
 Material Financial Obligations means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $1,000,000.
 Material Plan means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000. Notes means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation  of the  Borrower to repay the Loans,  and Note means any one of such promissory notes issued hereunder. Notice of Borrowing has the meaning set forth in Section 2.02. Notice of Interest Rate Election has the meaning set forth in Section 2.08. Operating Lease means any lease, other than a Capital Lease, of real or personal property; and Operating Lease Rentals means the sum of the rental and other obligations required to be paid by the lessees under an Operating Lease excluding any amount required to be paid by the Lessee (whether or not therein designated as rental or additional rental) on account of maintenance, repairs, insurance, taxes, assessments, water rates and similar charges.
 Ordinary Course of Business means the activities, events and transactions of the Borrower that would reasonably be expected to recur in the foreseeable future, do not possess a high degree of abnormality and are not unrelated to, or only incidentally related to, the publishing and marketing of books, journals and information services in all formats and computer software related thereto; the importing, adapting and marketing of works from other publishers and the designing and marketing of teaching and training materials for business and professional users. For purposes of this Agreement, sales, directly or indirectly, of book lists, publishing or training product lines, or other similar forms of publication rights shall be deemed to be sales in the Ordinary Course of Business.
 Parent means, with respect to any Bank, any Person controlling such Bank. Participant has the meaning set forth in Section 9.06(b). PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
 Person means an individual, a corporation, a partnership, an association, a limited liability company, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

 Plan means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
 Prime Rate means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.
 Quarterly Dates means each July 31, October 31, January 31, and April 30. Reference Banks means the CD Reference Banks or the Euro-Dollar Reference
Banks, as the context may require, and Reference Bank means any one of such Reference Banks.
 Regulation U means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     Required Banks means at any time Banks having at least 66 2/3% of the aggregate amount of the Exposures at such time.
 Restricted Guarantee means any Guarantee of the Borrower or a Subsidiary in respect of any obligation of another Person other than
     (A) any Guarantee of the Borrower in respect of any Subsidiary, and

     (B) any Guarantee in respect of Debt to the extent such Debt is secured by a Capital Lease of the Borrower or a Subsidiary.

 Restricted Investment  means any Investment, other than
         (A) any Investment in (1) a marketable obligation, maturing within one year after acquisition thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof, (2) a certificate of deposit or other obligation, maturing within one year after acquisition thereof, issued by a United States national or state bank or trust company having capital, surplus and undivided profits of at least $100,000,000, (3) open market commercial paper, maturing within 270 days after acquisition thereof, which has, on the date of acquisition, one of the three highest credit ratings of either Standard & Poor's Ratings Services ( S&P ) or Moody's Investors Service, Inc. ( Moody's ), (4) adjustable rate preferred stocks or money market preferred stocks issued by a corporation organized under the laws of the United States or a state thereof which have, on the date of acquisition, one of the three highest ratings of either S&P or Moody's and which mature (or are redeemable at the option of the holder) within twelve months after the acquisition thereof and (5) commercial paper or notes issued by a governmental authority located in the United States, which are, on the date of acquisition, of credit quality not lower than that of the investments referred to in clause (4) above and which mature (or are redeemable at the option of the holder) within twelve months after the acquisition thereof,


         (B)      any Investment in a Subsidiary, and


         (C) any Investment hereafter acquired in any Person other than a Subsidiary in exchange for, or out of the net cash proceeds from the substantially concurrent sale of, common shares of the Borrower.

In computing the amount of any Restricted Investment in any Person, unrealized increases or decreases in value, or write-ups, write-downs or write-offs of Restricted Investments in the Person shall be disregarded (except to the extent included in the determination of net income of the Borrower or a Subsidiary).
 Restricted Payment  means:
         (A) the declaration of any dividend on, or the incurrence of any liability to make any other payment or distribution in respect of, any shares of the Borrower (other than one payable solely in its common shares), and


         (B) any payment or distribution on account of the purchase, redemption or other retirement of any shares of the Borrower, or of any warrant, option or other right to acquire such shares, or any other payment or distribution (other than pursuant to a dividend theretofore declared or liability theretofore incurred as specified in subsection (A)), made in respect thereof, either directly or indirectly, except any payment or distribution on account of (1) the principal of and prepayment charge, if any, on convertible Debt, or (2) the purchase, redemption or other retirement of shares of the Borrower in exchange for, or out of the net cash proceeds received by the Borrower from a substantially concurrent sale of, other shares of the Borrower.

The amount of any Restricted Payment in property shall be deemed to be the greater of its fair value (as determined by the Board) or its net book value.
 Revolving Credit Bank means each Bank identified on the signature pages hereof as having a Revolving Credit Commitment and each Assignee which acquires a Revolving Credit Commitment and/or Revolving Credit Loans pursuant to Section 9.06(c), and their respective successors.
 Revolving Credit Commitment  means,
         (i) with respect to each Revolving Credit Bank listed on the signature pages hereof, the amount set forth opposite the name of such Bank under the heading Revolving Credit Commitment on the signature pages hereof, or

         (ii) with respect to each Assignee which becomes a Revolving Credit Bank pursuant to Section 9.06(c), the amount of the Revolving Credit Commitment thereby assumed by it,

         in each case as such amount may be reduced from time to time pursuant to Section 2.07 or increased or reduced by reason of an assignment to or by such Bank in accordance with Section 9.06(c).
 Revolving  Credit Loan means a loan made by a Revolving Credit Bank pursuant to
 Section 2.01(b). Revolving Credit Period means the period from and including the Effective Date to but not including the
Termination Date.
 Subsidiary of any designated Person means any Person or other entity at least a majority of the Voting Stock (or comparable ownership interests) of which is at the time owned by the designated Person and/or one or more of its Subsidiaries. Except as otherwise expressly indicated herein, references to Subsidiaries shall mean Subsidiaries of the Borrower.
 Subsidiary Debt means the Debt of all Subsidiaries of the Borrower, consolidated in accordance with GAAP. Term Availability Period means the period from and including the Effective Date to and including December 31,
1996.
 Term Loan means a loan made by a Term Loan Bank pursuant to Section 2.01(a). Term Loan Bank means each Bank identified on the signature pages hereof as having a Term Loan Commitment and each Assignee which acquires a Term Commitment and/or Term Loan pursuant to 9.06(c), and their respective successors.
 Term Loan Commitment  means,
         (i) with respect to each Term Loan Bank listed on the signature pages hereof, the amount set forth opposite the name of such Bank under the heading Term Loan Commitment on the signature pages hereof, or


         (ii) with respect to each Assignee which becomes a Term Loan Bank pursuant to Section 9.06(c), the amount of the Term Loan Commitment thereby assumed by it,

         in each case as such amount may be reduced from time to time pursuant to Section 2.07 or increased or reduced by reason of an assignment to or by such Bank in accordance with Section 9.06(c).
 Termination Date means October 31, 2003, or, if such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Euro-Dollar Business Day.
 Total Debt means at any date the aggregate amount of Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.
 Type has the meaning set forth in Section 1.03.
 Unfunded Liabilities means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds
(ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
 United States means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
 Voting Stock means shares of a Person of the class or classes having general voting power (not depending on the happening of a contingency) under ordinary circumstances to elect a majority of the Board. As of the date of this Agreement, the Class B Stock is the Voting Stock of the Borrower. Section 1.2. Accounting Terms and Determinations. All financial statements provided for in this Agreement shall be prepared, all financial computations hereunder shall be made, and all accounting terms shall have the meanings given to them, in accordance with GAAP, except as otherwise provided in this Agreement. Any consolidated or consolidating financial statement or financial computation with respect to the Borrower and its Subsidiaries required by this Agreement shall be done in accordance with GAAP, and if at the time that any such statement or computation is required to be made the Borrower shall not have any Subsidiary such terms shall mean a financial statement or a financial computation, as the case may be, with respect to the Borrower only. Section 1.3. Classes and Types of Loans and Borrowings. The term Borrowing denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same Class and Type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Loans hereunder are distinguished by Class and by Type . The Class of a Loan (or of a Commitment to make such a Loan or of a Borrowing comprised of such Loans) refers to the determination whether such Loan is a Term Loan or Revolving Credit Loan, each of which constitutes a Class. The Type of a Loan refers to the determination whether such Loan is a Euro-Dollar Loan, a CD Loan or a Base Rate Loan. Identification of a Loan (or a Borrowing) by both Class and Type (e.g., a Term Euro-Dollar Loan ) indicates that such Loan is both a Term Loan and a Euro-Dollar Loan (or that such Borrowing is comprised of such Loans).

ARTICLE 2
Credits
Section 2.1. Commitments to Lend. (a) Term Loans. During the Term Availability Period each Term Loan Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Term Loans to the Borrower from time to time in amounts not to exceed in the aggregate the amount of its Term Loan Commitment. Each Borrowing under this Section 2.01(a) shall be in an aggregate principal amount of (x) in the case of the initial Borrowing, $20,000,000 or (y) in the case of any subsequent Borrowing, $5,000,000 or, in either case, any larger multiple of $1,000,000 (except that (i) any such Borrowing may be in the exact amount necessary to refund the principal amount of loans maturing under the Existing Credit Agreements on the date of such Borrowing and (ii) any such Borrowing may be in the aggregate amount of the unused Term Loan Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments. The Term Loan Commitments are not revolving in nature, and amounts repaid or prepaid pursuant to Section 2.10 or Section 2.11 shall not be reborrowed.
         (b) Revolving Credit Loans. During the Revolving Credit Period, each Revolving Credit Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Credit Loans to the Borrower from time to time in an aggregate amount at any time outstanding not to exceed the amount of its Revolving Credit Commitment. Within the limits specified in this Agreement, the Borrower may borrow under this Section 2.01(b), prepay Loans to the extent permitted by Section 2.11 and reborrow at any time during the Revolving Credit Period pursuant to this Section 2.01(b). Each Borrowing under this Section 2.01(b) shall be in the aggregate principal amount of $2,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Revolving Credit Commitments) and shall be made from the several Revolving Credit Banks ratably in proportion to their respective Revolving Credit Commitments.

2.2Method of Borrowing(a) The Borrower shall give the Agent notice (a Notice of Borrowing ) not later than 10:30 A.M. (New York City time) on (i) the second Domestic Business Day before each CD Borrowing, (ii) the date of each Base Rate Borrowing, and (iii) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:
         (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;


         (ii)     the aggregate amount of such Borrowing;


     (iii) the Class and initial Type of Loans comprising such borrowing; and


         (iv) in the case of a Fixed Rate Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank participating therein of the contents thereof and of such Bank's ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.
         (c) Not later than 12:00 noon (New York City time) on the date of each Borrowing, each Bank shall make available its ratable share of such Borrowing (determined in accordance with Section 2.01), in Federal or other funds immediately available in New York City, to the Agent at its address specified in or pursuant to Section 9.01. Unless the Agent determines in its reasonable judgment that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address.

         (d) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (c) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.05 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

2.3Notes(a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.
         (b) Each Bank may, by notice to the Borrower and the Agent, request that its Loans of a particular Class and/or Type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Class and/or Type. Each reference in this Agreement to the Note of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

         (c) Upon receipt of each Bank's Note pursuant to Section 3.01(b), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, Type and Class of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding;
provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

2.4Maturity of LoansThe Term Loans shall mature, and the principal amount thereof shall be due and payable, in installments as provided in Section 2.10(a). The Revolving Credit Loans shall mature, and the principal amount thereof shall be due and payable, on the Termination Date. 2.5Interest Rates(a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Date prior to maturity and, with respect to the principal amount of any Base Rate Loan converted to a Fixed Rate Loan, on the date such Base Rate Loan is so converted. Any overdue principal of and overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Base Rate for such day.
         (b) Each CD Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the Adjusted CD Rate applicable to such Interest Period; provided that if any CD Loan shall, as a result of clause (2)(b) or (2)(c) of the definition of Interest Period, have an Interest Period of less than 30 days, such CD Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of and overdue interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the higher of (i) the sum of the Applicable Margin plus the Adjusted CD Rate applicable to such Loan at the date such payment was due and (ii) the Base Rate for such day.

The Adjusted CD Rate applicable to any Interest Period means a rate per annum determined pursuant to the following formula:





[ CDBR        ]*


ACDR
=
[ --------------]  + AR




[ 1.00 - DRP ]


ACDR
=
Adjusted CD Rate


CDBR
=
CD Base Rate


DRP
=
Domestic Reserve Percentage


AR
=
Assessment Rate


         * The amount in brackets being rounded upwards, if necessary, to the next higher 1/100 of 1%.The CD Base Rate applicable to any Interest Period is the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York  certificate  of deposit  dealers of  recognized  standing for the purchase at face value from each CD Reference Bank of its certificates of deposit in an amount comparable to the unpaid principal amount of the CD Loan of such CD Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.
 Domestic Reserve Percentage means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.
 Assessment Rate means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup A (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. ss. 327.4(a) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

        (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The Adjusted London Interbank Offered Rate applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage. The London Interbank Offered Rate applicable to any Interest Period means the rate per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.
 Euro-Dollar Reserve Percentage means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of Eurocurrency liabilities (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.
         (d) Any overdue principal of and overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 1% plus the higher of (i) the sum of the Applicable Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Loan at the date such payment was due and (ii) the Applicable Margin for such day plus the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 1% plus the Base Rate for such day).

         (e) The Applicable Margin for each Fixed Rate Loan outstanding on any day during any fiscal quarter of the Borrower is (i) for each day during any fiscal quarter as to which the Leverage Ratio as of the last day of the then immediately preceding fiscal quarter (the Reference Ratio ) was greater than 200%, the applicable amount set forth in the table below under the caption Level I, (ii) for each day during any fiscal quarter as to which the Reference Ratio was equal to or less than 200% but greater than 100%, the applicable amount set forth in the table below under the caption Level II, (iii) for each day during any fiscal quarter as to which the Reference Ratio was equal to or less than 100% but greater than 50%, the applicable amount set forth in the table below under the caption Level III, and (iv) for each day during any fiscal quarter as to which the Reference Ratio was equal to or less than 50%, the applicable amount set forth in the table below under the caption Level IV.






Level I
Level II
Level III
Level IV

Euro-Dollar Loans
0.30%
0.25%
0.20%
0.15%


CD Loans
0.425%
0.375%
0.325%
0.275%


For purposes of making interest payments hereunder, the Applicable Margin for Fixed Rate Loans of any type shall change only upon delivery of an officer's certificate pursuant to Section 5.01(e)(iii) setting forth the Leverage Ratio on the basis of which a change is required pursuant to this subsection (e). Such change, however, will be retroactively effective to the first day of the relevant fiscal quarter, and an appropriate adjustment shall be made within three Domestic Business Days after the delivery of such certificate for any resulting change in the amount of interest accrued from such first day and previously paid.
         (f) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

2.6Facility FeesThe Borrower shall pay to the Agent, for the account of the Banks ratably in accordance with their respective Exposures, a facility fee for each day at a rate per annum equal to (i) 0.20% for any day on which Level I (as such term is used in Section 2.05) applies, (ii) 0.125% for any day on which Level II (as such term is used in Section 2.05) applies, (iii) 0.10% for any day on which Level III or Level IV (as such terms are used in Section 2.05) applies, on the aggregate amount of the Exposures on such day; provided that the Exposure of any Bank hereunder for purposes of calculation of such facility fees (and solely for such purpose) shall be deemed reduced (but not below zero) by the aggregate outstanding principal amount of loans made by such Bank under the Existing Credit Agreements for each day on which such loans remain outstanding. Such facility fees shall accrue for each day from and including the Effective Date to but excluding the Termination Date (or such earlier or later date on which no Bank has any Exposure). Accrued fees under this Section 2.06 shall be payable quarterly in arrears on each Quarterly Date and on the Termination Date (or such earlier or later date). 2.7Optional Termination or Reduction of CommitmentsThe Borrower may, upon at least three Domestic Business Days' notice to the Agent, (i) terminate the Commitments of either Class at any time, if no Loans of such Class are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or a larger multiple of $1,000,000 the aggregate amount of the Commitments of either Class in excess of the aggregate outstanding amount of the Loans of such Class. Upon receipt of any notice pursuant to this Section 2.07, the Agent shall promptly notify each affected Bank of the contents of such notice. 2.8Method of Electing Interest Rates(a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Term Loans and Revolving Credit Loans (subject in each case to the provisions of Article 8 and the last sentence of this subsection (a)), as follows:
         (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to CD Loans as of any Domestic Business Day or to Euro-Dollar Loans as of any Euro-Dollar Business Day;


         (ii) if such Loans are CD Loans, the Borrower may elect to convert such Loans to Base Rate Loans or Euro-Dollar Loans or elect to continue such Loans as CD Loans for an additional Interest Period, in either case effective on the last day of the then current Interest Period applicable to such Loans; and


         (iii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or CD Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in either case as of the last day of the then current Interest Period applicable to such Loans.

         Each such election shall be made by delivering a notice (a Notice of Interest Rate Election ) to the Agent not later than 11:00 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000. If no such notice is timely received prior to the end of an Interest Period, the Borrower shall be deemed to have elected that all Loans having such Interest Period be converted to Base Rate Loans. Notwithstanding the foregoing, the Borrower may not elect to convert any Loan to, or continue any Loan as, a Fixed Rate Loan pursuant to any Notice of Interest Rate Election if at the time such notice is delivered a Default shall have occurred and be continuing. (b) Each Notice of Interest Rate Election shall specify:


     (i) the Group of Loans (or portion thereof) to which such notice applies;

    (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

    (iii) if the Loans comprising such Group are to be converted, the new Type of Loans and, if such Loans are being converted to Fixed Rate Loans, the duration of the next succeeding Interest Period applicable thereto; and


         (iv) if such Loans are to be continued as Fixed Rate Loans for an additional Interest Period, the duration of such additional Interest Period.

         Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.
         (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d) An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section 2.08 shall not constitute a Borrowing subject to the provisions of Section 3.02. 2.9Scheduled Termination of Commitments(a) The Term Loan Commitments shall terminate at the close of business on the last day of the Term Availability Period.
     (b) The Revolving Credit Commitments shall terminate on the Termination Date. 2.10Mandatory Prepayments and Repayments(a) Term Loan Amortization. On each date set forth below, there shall become due and payable, and the Borrower shall repay, an aggregate principal amount of the Term Loans equal to the applicable percentage of the outstanding Term Loans as of December 31, 1996, set forth below opposite such date:



Date
Amount


October 31, 2000
24%


October 31, 2001
24%


October 31, 2002
24%


October 31, 2003
28%


         (b)      Applications of Prepayments.


     (i) Each prepayment of Term Loans shall be applied ratably to the respective Term Loans of all of the Banks.


         (ii) The amount of any  prepayment  of Term Loans  pursuant  to Section
2.11 shall be applied to reduce the amount of subsequent scheduled payments of the Term Loans required pursuant to subsection (a) ratably by amount.


         (iii) Each payment of principal of the Term Loans shall be made together with interest accrued on the amount paid to the date of payment.

2.11Optional  Prepayments(a)  Subject  in the  case of any  Fixed  Rate  Loan to
Section 2.13, the Borrower may, (i) upon at least one Domestic Business Day's notice to the Agent, prepay the Group of Base Rate Loans of any Class or (ii) upon at least (x) in the case of CD Loans, one Domestic Business Day's notice to the Agent and (y) in the case of Euro-Dollar Loans, three Euro-Dollar Business Days' notice to the Agent, prepay on the last day of the related Interest Period any Group of Fixed Rate Loans of any Class, in each case in whole at any time, or from time to time in part in amounts aggregating $2,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment of a Group of Loans shall be applied to prepay ratably the Loans of the Banks included in such Group.
         (b) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

2.12General Provisions as to Payments (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of facility fees hereunder, not later than 12:00 noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of facility fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
         (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

2.13Funding LossesIf the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted (pursuant to Article 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.05(d), or if the Borrower fails to borrow, prepay, convert into or continue any Fixed Rate Loans after notice has been given to any Bank in accordance with
Section 2.02(b), 2.08(c) or 2.11(b), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, prepay, convert or continue, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. 2.14Computation of Interest and FeesInterest based on the Prime Rate hereunder and facility fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). 2.15Change of ControlIf a Change of Control shall occur (i) the Borrower will, promptly and in any event within 20 days after the occurrence thereof, give each Bank notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto and (ii) each Bank may, by notice to the Borrower and the Agent given not later than 20 days after such notice of Change of Control shall have been given, terminate its Commitment(s), which shall be terminated 45 days after such notice of Change of Control shall have been given, and declare the Note held by it, together with accrued interest thereon, and any other amounts payable hereunder for its account to be, and such Note, such interest and such other amounts shall thereupon become, due and payable on such forty-fifth day without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that no Bank shall be obligated, without its written consent given at the time, to make a Loan to be included in any Borrowing during the period from and including the date of any such Change of Control to and including the forty-fifth day following such notice of Change of Control. For the purposes of this Section, the following terms have the following meanings:
     Acquiring Person means any Person (excluding any trustee of any stock participation plan or pension plan of the Borrower or any Subsidiary so long as all such plans in the aggregate hold less than 20% of the Voting Stock of the Borrower), who along with any Affiliates or Associates of such Person, becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 10% of the Voting Stock of the Borrower.
     Affiliate of any designated Person means any Person that has a relationship with the designated Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other, or holds or beneficially owns 5% or more of the equity interest in the other or 5% or more of any class of voting securities of the other. For this purpose control means the power, direct or indirect, of one Person to direct or cause direction of the management and policies of another, whether by contract, through voting securities or otherwise.
     Associate means, with respect to any Person, (1) any corporation or organization (other than the Borrower or a Subsidiary of the Borrower) of which such Person is an officer, employee or partner or is, directly or indirectly, the beneficial owner of 10% or more of the shares of any class, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Borrower or any of its Subsidiaries.

  Change of Control of the Borrower shall be deemed to have occurred at such time or times as (1) any Person (other than W. Bradford Wiley, Deborah E. Wiley, Peter Booth Wiley and William Bradford Wiley II, their Affiliates or Associates) alone or with any Affiliates or Associates of such Person, is or becomes the beneficial owner, directly or indirectly, of 50% or more of the Voting Stock of the Borrower or (2) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the Board.
     Continuing Director means any member of the Board who is not an Affiliate or Associate of an Acquiring Person and who was a member of the Board immediately prior to the time that any Acquiring Person became an Acquiring Person and any other director who is not an Affiliate or Associate of an Acquiring Person and who is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board.

3Conditions3.1EffectivenessThis Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):
         (a) receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party);

         (b) receipt by the Agent for the account of each Bank of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.03;

         (c) receipt by the Agent of an opinion of Richard S. Rudick, General Counsel for the Borrower, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

         (d) receipt by the Agent of an opinion of Davis Polk & Wardwell, special counsel for the Agent, substantially in the form of Exhibit C hereto, dated the Effective Date;

         (e) receipt by the Agent of a certificate signed by the Chief Financial Officer or Treasurer of the Borrower, dated the Effective Date, to the effect set forth in clauses (c) and (d) of Section 3.02; and

         (f) receipt by the Agent of all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent;

         provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than November 30, 1996. The Agent shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. 3.2BorrowingsThe obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
     (a) receipt by the Agent of notice of such Borrowing as required by Section 2.02;
         (b) the fact that, immediately after such Borrowing, (i) in the case of a Term Borrowing, the sum of the aggregate principal amount of Term Loans borrowed hereunder and the aggregate outstanding principal amount of loans under the Existing Credit Agreements will not exceed the aggregate amount of the Term Loan Commitments and (ii) in the case of a Revolving Credit Borrowing, the aggregate outstanding principal amount of the Revolving Credit Loans will not exceed the aggregate amount of the Revolving Credit Commitments;

     (c) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and
         (d) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses
(b), (c) and (d) of this Section. 3.3Transitional Provisions On the Effective Date, the commitments of the Banks under the Existing Credit Agreements shall terminate; provided that facility fees shall continue to accrue under each of the Existing Credit Agreements, for the respective accounts of the banks parties thereto ratably in proportion to their commitments thereunder immediately prior to such termination, at the respective rates per annum specified therein on the aggregate principal amount of loans outstanding thereunder for so long as any loans remain outstanding thereunder. Such fees shall be payable when the loans outstanding under the Existing Credit Agreements are repaid in full.

4Representations  and  WarrantiesThe  Borrower  represents  and  warrants  that:
4.1Corporate Existence and PowerThe Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. 4.2Corporate and Governmental Authorization; No ContraventionThe execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Restated Certificate of Incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any Subsidiary or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries. 4.3Binding EffectThis Agreement constitutes a valid and binding agreement of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms. 4.4Financial Information(a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of April 30, 1996 and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, reported on by Arthur Andersen & Co., and set forth in the Borrower's 1996 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such fiscal year.
         (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of July 31, 1996 and the related unaudited consolidated condensed statements of income and cash flows for the three months then ended, set forth in the Borrower's quarterly report for the fiscal quarter ended July 31, 1996 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section 4.04, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three month period (subject to normal year-end adjustments).

         (c) Since July 31, 1996 there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole (it being understood that consummation of the Acquisition does not constitute such a change).

4.5LitigationThere is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity or enforceability of this Agreement or the Notes. 4.6Compliance with ERISAEach member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. 4.7TaxesThe Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. 4.8SubsidiariesEach of the Borrower's corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. 4.9Not an Investment CompanyThe Borrower is not an investment company within the meaning of the Investment Company Act of 1940, as amended. 4.10Status of NotesThe obligations of the Borrower under this Agreement and the Notes to pay the principal of and interest on the Notes and any and all other amounts due hereunder constitute direct unconditional and general obligations of the Borrower and do rank and will rank at least pari passu in priority of payment and in all other respects with all other unsecured Indebtedness of the Borrower now existing. 4.11Environmental MattersThe Borrower has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Subsidiaries, considered as a whole.

5CovenantsThe Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid: 5.1InformationThe Borrower will deliver to each of the Banks:
         (a) as soon as available and in any event within 90 days after the end of each fiscal year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, prepared in accordance with generally accepted accounting principles consistently applied and reported on by Arthur Andersen L.L.P. or other independent public accountants of nationally recognized standing, which report shall contain no material exceptions or qualifications except such as are not unacceptable to the Banks;

         (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income for such quarter and for the portion of the fiscal year ended on the last day of such quarter, and of cash flows for the portion of the fiscal year ended on the last day of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, prepared in accordance with generally accepted accounting principles consistently applied;

         (c) promptly upon the filing thereof, copies of all registration statements (excluding registration statements on Form S-8 or any successor form) and regular and periodic reports filed by the Borrower with the Securities and Exchange Commission (or any governmental agency succeeding to the functions of said Commission) or with any stock exchange on which the Borrower's securities are traded;

         (d) promptly upon the mailing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its shareholders;

(e) simultaneously with each delivery of the financial statements referred to in subsections (a) and (b) above, a certificate dated the date of such delivery and signed by the Treasurer or Chief Financial Officer of the Borrower (i) stating that such financial statements have been prepared in conformity with generally accepted accounting principles applied on a basis which, except as disclosed therein, is consistent with the preceding year, or the corresponding portion of the preceding year (subject in the case of financial statements delivered pursuant to subsection (b) above, to normal year-end adjustments of which none shall be material), (ii) stating whether there existed on the date of such financial statements or exists on the date of such certificate any Default, and, in the case of any such Default, specifying the nature and period of existence thereof and what action the Borrower is taking and proposes to take with respect thereto, and (iii) stating that the Borrower is and at all times during such period has been in compliance with the covenants set forth in Article 5 hereof and setting forth calculations demonstrating compliance with the covenants set forth in Sections 5.06 and 5.09 through 5.14; (f) simultaneously with each delivery of the consolidated financial statements referred to in subsection (a) above, a written statement of the independent public accountants reporting on such consolidated financial statements to the effect that in the course of the examination upon which their report was based they became aware of no condition or event involving financial or accounting matters which constitutes a Default or, if such accountants did become aware of any such Default, specifying the nature and period of existence thereof (it being agreed that such accountants will not be required to conduct any special or additional audit procedures for the purpose of enabling them to furnish such written statement);
         (g) forthwith upon any officer of the Borrower becoming aware of any Default, a certificate signed by the Treasurer or Chief Financial Officer of the Borrower specifying the nature and period of existence thereof and the action which the Borrower is taking or proposes to take with respect thereto;

         (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any reportable event (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the treasurer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(i) promptly upon the signing thereof, notice of any lease of real or personal property under which the Borrower or any of its Subsidiaries is obligated to make aggregate payments of $10,000,000 or more over any period of five years, which notice shall provide for inspection of such leased property at such times as the Agent or the Banks may reasonably request; and
         (j) such additional information regarding the business, assets, financial condition, results of operations or prospects of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request from time to time.

5.2Payment of Taxes; Insurance; Maintenance of Corporate ExistenceThe Borrower will and will cause each Subsidiary to:
         (a) pay or discharge promptly when due and payable all taxes, assessments and other governmental charges imposed upon it or any of its property; provided that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment or governmental charge if the amount, applicability or validity thereof is being contested in good faith by appropriate proceedings (or payment may be made without penalty) and a reserve, if appropriate, has been established with respect thereto;

         (b) maintain adequate insurance with financially sound and reputable insurers covering all such properties and risks as are customarily insured by, and in such amounts as are customarily carried by, firms engaged in similar businesses and similarly situated; and

         (c) do all things necessary to preserve and keep in full force and effect the corporate existence, rights and franchises of the Borrower and its Subsidiaries; provided that this Section 5.02(c) shall not prevent the Borrower or any Subsidiary from abandoning or disposing of any of its property or abandoning or terminating any right or franchise if (i) such abandonment, disposition or termination does not violate any other provision of this Agreement and (ii) all such abandonments, dispositions and terminations do not in the aggregate materially and adversely affect the business, assets, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole.

5.3Maintenance of Property; Conduct of Business(a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.
         (b) The Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries.

5.4Compliance with LawsThe Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings. 5.5Inspection of Property, Books and RecordsThe Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired. 5.6Limitation on LiensThe Borrower will not, and will not permit any Subsidiary to, create, assume or suffer to be created, assumed or incurred or to exist any Lien upon any property or assets of the Borrower or any Subsidiary (whether now owned or hereafter acquired) other than:
     (a) Liens securing taxes, assessments or other governmental charges to the extent non-payment thereof is permitted by Section 5.02(a);

     (b) Liens incurred in the ordinary course of business in connection with the workmen's compensation, unemployment insurance and other social security obligations;

         (c) Liens incurred in the ordinary course of business but not incurred in connection with the borrowing of money, the incurrence of Derivatives Obligations, the obtaining of advances or the payment of the deferred purchase price of any property or assets, including, without limitation, Liens securing:


     (i) claims of mechanics, workmen, materialmen or other similar persons in respect of obligations not yet due or being contested in good faith by appropriate proceedings, or
         (ii) the performance of bids, tenders or contracts which in the aggregate do not detract in any material respect from the value of the property or assets of the Borrower or any Subsidiary or impair in any material respect the use thereof in the operation of the business of the Borrower or any Subsidiary, or


         (iii) leases (including equipment leases), public or statutory obligations (other than the obligations referred to in paragraph (a) above), surety and appeal bonds or other similar obligations, provided that the aggregate obligations secured by such Liens shall not exceed $15,000,000;

         (d) Liens existing as of the date of this Agreement; provided that no such Lien shall extend to any property other than the property as to which such Lien was in effect as of such date and the Debt secured by such Lien shall not be increased, renewed or extended;

         (e) Liens on property to secure the payment of all or any part of the purchase price thereof or to secure any Debt, incurred prior to, at the time of, or within 90 days after the acquisition of such property, for the purpose of financing all or any part of the purchase price of such property; provided (i) that in no event shall the amount of Debt secured by any such Lien exceed 75% of the purchase price or fair market value at the time of acquisition of the property subject to such Lien, whichever is less, (ii) that any such Lien does not extend to property other than the property purchased or financed in connection with which such Lien was created and (iii) that the aggregate outstanding principal amount of all such Debt shall not exceed $15,000,000;

     (f) Liens on property or assets of any Subsidiary operating outside the United States securing Debt of such Subsidiary;

         (g) Liens on fixed assets securing Debt not otherwise permitted; provided that the aggregate outstanding principal amount of all Debt secured by Liens permitted by this paragraph and by paragraphs (d) and (e) above shall not exceed the greater of (i) $4,000,000 or (ii) 25% of the excess of consolidated net fixed assets over net fixed assets subject to Liens permitted by paragraph
(f) above;

         (h)   Liens  on  cash  and  cash   equivalents   securing   Derivatives
Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $10,000,000; and

         (i) Liens not  otherwise  permitted  by the  foregoing  clauses of this
Section 5.06 securing Debt in an aggregate principal amount at any time outstanding not to exceed 5% of Consolidated Net Worth.

5.7Consolidations, Mergers and Sales of AssetsThe Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person (other than property held for sale in the ordinary course of business); provided that the Borrower may merge with another Person if (A) the Borrower is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing. 5.8Use of ProceedsThe proceeds of the Loans made under this Agreement will be used by the Borrower for its general corporate purposes (including refinancing of the Acquisition). None of such proceeds will be used in violation of any applicable law or regulation. 5.9Subsidiary DebtSubsidiary Debt will at no time exceed an amount equal to (i) 25% of Consolidated Net Worth at such time minus (ii) the aggregate principal amount of Debt of the Borrower outstanding at such time secured by a Lien permitted solely under paragraph (i) of Section 5.06. 5.10Consolidated Shareholders' EquityConsolidated Shareholders' Equity will at no time be less than the sum of (i) $70,000,000 plus (ii) an amount equal to 25% of Consolidated Net Income for each fiscal year of the Borrower ending after May 1, 1996 and on or prior to the date of determination, in each case, for which Consolidated Net Income is positive (but with no deduction on account of negative Consolidated Net Income for any fiscal year of the Borrower). 5.11Debt to SubsidiariesThe Borrower will not incur any Debt owing to any Subsidiary unless the same shall be for cash advances from such Subsidiary and shall be subordinated and subject in right to the prior payment in full of the Notes. 5.12EBIT/Interest RatioThe EBIT/Interest Ratio will not, at the last day of any fiscal quarter, be less than 200%. 5.13Leverage RatioThe Leverage Ratio will at no time exceed 350%. 5.14Restricted Payments and GuaranteesThe Borrower will not, directly or indirectly, make any Restricted Payment and will not permit any Subsidiary to make any Restricted Guarantee unless, after giving effect to any such action,
         (i) the aggregate amount of all (A) Restricted Payments made during the period commencing on May 1, 1996 and ending on and including the date of such action ( Computation Period ) and (B) Restricted Guarantees of the Borrower and its Subsidiaries existing on the date of such action, shall not exceed $50,000,000 plus 85% (or in the case of a net loss, minus 100%) of Consolidated Net Income accumulated for the Computation Period, and


         (ii)     no Default shall have occurred and be continuing.

         The Borrower will not declare any dividend on any of its shares payable more than 90 days after the declaration date. The Borrower will not permit any Subsidiary to make any Restricted Payment. 6Defaults6.1Events of DefaultIf one or more of the following events ( Events of Default ) shall have occurred and be continuing:
         (a) the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay within five Domestic Business Days of the due date thereof any interest, fees or other amount payable hereunder;

     (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.06 to 5.14, inclusive;
         (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Agent at the request of any Bank;

         (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

         (e) the Borrower or any Subsidiary shall fail to pay when due, or within any applicable period of grace, any obligation with respect to Material Debt or Material Financial Obligations; or any event or condition referred to in any instrument or agreement evidencing or securing or relating to any obligation with respect to Material Debt or Material Financial Obligations of the Borrower or any Subsidiary shall have occurred and be continuing which would cause, or would permit (assuming the giving of appropriate notice if required) any Person to cause, such obligation to become due and payable prior to its stated maturity or the obligations of the Borrower or any Subsidiary under any obligation with respect to Material Debt or Material Financial Obligations to become due and payable;

         (f) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

         (g) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

         (h) any member of the ERISA Group shall fail to pay within 30 days of the date when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000; or

         (i) a judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days;then, and in every such event, the Agent shall (i) if requested by Banks having more than 66 2/3% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and
(ii) if requested by Banks holding Notes evidencing more than 66 2/3% in aggregate principal amount of the Loans, by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes (together with accrual interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (f) or (g) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.6.2Notice of DefaultThe Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

7The Agent7.1Appointment and AuthorizationEach Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. 7.2Agent and AffiliatesMorgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent hereunder. 7.3Action by AgentThe obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6. 7.4Consultation with ExpertsThe Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts. 7.5Liability of AgentNeither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in
Article 3, except  receipt of items  required to be delivered  to the Agent;  or
(iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term agent in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. 7.6IndemnificationEach Bank shall, ratably in accordance with its Commitment, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder. 7.7Credit DecisionEach Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement. 7.8Successor AgentThe Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right, subject to approval by the Borrower, to appoint a successor Agent, provided that approval of such successor Agent by the Borrower shall not be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent. 7.9Agent's FeeThe Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.

8Change in Circumstance8.1Basis for Determining Interest Rate Inadequate or UnfairIf on or prior to the first day of any Interest Period for any Fixed Rate
Loan:
         (a) the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

         (b) Banks having 50% or more of the aggregate amount of the Loans advise the Agent that the Adjusted CD Rate or the Adjusted London Interbank Offered Rate, as the case may be, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their CD Loans or Euro-Dollar Loans, as the case may be, for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make CD Loans or Euro-Dollar Loans, as the case may be, or to continue or convert outstanding Loans as or into CD Loans or Euro-Dollar Loans, as the case may be, shall be suspended and (ii) each outstanding CD Loan or Euro-Dollar Loan, as the case may be, shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.8.2IllegalityIf, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this
Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day. 8.3Increased Cost and Reduced Return(a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit, insurance assessment or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (i) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage or Assessment Rate and (ii) with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Notes or its obligation to make Fixed Rate Loans; and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.
         (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

         (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 8.03 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 8.03 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

8.4Taxes(a)  For the purposes of this Section 8.04 the following  terms have the following meanings: Taxes means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.
 Other Taxes means any present or future stamp, mortgage recording or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery or enforcement of, or otherwise with respect to, this Agreement or any Note.
         (b) Any and all payments by the Borrower to or for the account of any Bank or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

         (c) The Borrower agrees to indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Agent (as the case may be) makes demand therefor.

         (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Agent with Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

         (e) For any period with respect to which a Bank has failed to provide the Borrower or the Agent with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(b) or 8.04(c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

         (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

8.5Base Rate Loans Substituted for Affected Fixed RateIf (i) the obligation of any Bank to make or convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) or 8.04 with respect to its CD Loans or Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section
8.05 shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:
         (a) all Loans which would otherwise be made by such Bank as (or continued as or converted into) CD Loans or Euro-Dollar Loans, as the case may be, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and

         (b) after each of its CD Loans or Euro-Dollar Loans, as the case may be, has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

         If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a CD Loan or Euro-Dollar Loan, as the case may be, on the first day of the next succeeding Interest Period applicable to the related CD Loans or Euro-Dollar Loans of the other Banks. 8.6Substitution of BankIf (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04, the Borrower shall have the right, with the assistance of the Agent, to designate an Assignee which is a bank or other financial institution to purchase for cash, pursuant to an instrument executed by such Assignee and such Bank, the outstanding Loans and Commitment(s) of such Bank and to assume all of such Bank's other rights and obligations hereunder without recourse to or warranty by such Bank, for a purchase price equal to the principal amount of all of such Bank's outstanding Loans plus any accrued but unpaid interest thereon and the accrued but unpaid facility fees in respect of such Bank's Commitment(s) hereunder plus such amount, if any, as would be payable pursuant to Section 2.13 if the outstanding Loans of such Bank were prepaid in their entirety on the date of consummation of such assignment, plus the compensation then due and payable pursuant to Sections 8.03 and 8.04.

9Miscellaneous9.1NoticesAll notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or telex or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or telex or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective
(i) if given by telex, when such telex is transmitted to the telex number specified in this Section 9.01 and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when received at the address specified in this Section; provided that notices to the Agent under Article 2 or Article 8 shall not be effective until received. 9.2No WaiversNo failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. 9.3Expenses; Documentary Taxes; Indemnification(a) The Borrower shall pay (i) all out-of-pocket expenses of the Agent, including fees and disbursements of special counsel for the Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent or any Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.
         (b) The Borrower agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an Indemnitee ) and hold each Indemnitee harmless from and against any and all damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for any Indemnitee in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto) which may be incurred by any Indemnitee, relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. The Borrower shall not be liable for any settlement effected without the Borrower's consent, which consent shall not be unreasonably withheld.

9.4Sharing of Set-OffsEach Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participation in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section 9.04 shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. 9.5Amendments and WaiversAny provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks,
(i) increase or decrease any Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of, accrued interest on, or rate of interest on, any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for termination of any Commitment or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section 9.05 or any other provision of this Agreement. 9.6Successors and Assigns(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.
         (b) Any Bank may at any time grant to one or more banks or other institutions (each a Participant ) participating interests in any or all of its Commitments or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i),
(ii) or (iii) of  Section  9.05  without  the  consent of the  Participant.  The
Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

         (c) Any Bank may at any time assign to one or more banks or other institutions (each an Assignee ) all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an instrument executed by such Assignee and such transferor Bank, with notice to the Borrower and subject to the subscribed consent of the Agent; provided that if an Assignee is a Bank or an affiliate of such transferor Bank, no such consent shall be required; and provided further that any assignment shall not be less than $5,000,000, or if less, shall constitute an assignment of all of such Bank's rights and obligations under this Agreement and the Notes. Upon execution and delivery of such an instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment(s) as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

         (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

         (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

9.7CollateralEach of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement. 9.8New York LawThis Agreement and each Note shall be construed in accordance with and governed by the law of the State of New York. 9.9Counterparts; IntegrationThis Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.




JOHN WILEY & SONS, INC.


By: /s/ Robert D. Wilder
         Title:   Executive Vice President & CFO
         605 Third Avenue
         New York, New York  10058-0012
         Facsimile number:  (212) 850-6088

Commitments

Term Loan Commitment               MORGAN GUARANTY TRUST COMPANY OF NEW YORK
   $17,857,130                         COMPANY OF NEW YORK

Revolving Credit Commitment
    $7,142,870                   By:   /s/ George J. Stapleton
                                       Title: Vice President

Term Loan Commitment                  THE ASAHI BANK, LTD.
  $12,857,144

Revolving Credit Commitment      By:  /s/ Shinichi Furukawa
   $5,142,856                          Title: Senior Deputy Genereal Manager

Term Loan Commitment                   THE BANK OF NEW YORK
  $12,857,144

Revolving Credit Commitment      By:  /s/ Wade E. Layton
   $5,142,856                          Title:   Vice President

Term Loan Commitment                   BANK OF TOKYO-MITSUBISHI TRUST COMPANY
 $12,857,144

Revolving Credit Commitment
 $5,142,856                      By:  /s/ Paula Mueller
                                       Title:   Vice President

Term Loan Commitment                   CORESTATES BANK, N.A.
$15,714,288

Revolving Credit Commitment      By:      /s/ Melissa G. Landay
$6,285,712                             Title:   Vice President

Term Loan Commitment                   THE CHASE MANHATTAN BANK
$15,714,288

 Revolving Credit Commitment     By:      /s/ Lisa M. Richardson
$6,285,712                             Title: Vice President

Term Loan Commitment                   FLEET BANK, N.A.
$15,714,288

Revolving Credit Commitment      By:      /s/ John M. Tuohy
$6,285,712                             Title:   Vice President

Term Loan Commitment                   LLOYDS BANK PLC
$8,571,430

Revolving Credit Commitment      By:      /s/ Stephen J. Attree
$3,428,570                             Title: Assistant Vice President

                                 By:     /s/ Theodore R. Walse
                          Title: Senior Vice President

Term Loan Commitment                   WACHOVIA BANK OF GEORGIA, N.A.
$12,857,144

Revolving Credit Commitment      By:    /s/ James McCreary
$5,142,856                             Title:   Senior Vice President



=================
Total Term Loan Commitments
$125,000,000

=================

Total Revolving Credit Commitments
$50,000,000

=================
Total Commitments
$175,000,000

         MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent


                            By:      /s/ George J. Stapleton
                                     Title:   Vice President
                                     60 Wall Street
                                     New York, New York  10260-0060
                                     Attention:  Vance B. Barbour
                                     Facsimile number: (212) 648-5017


                                                           EXHIBIT A

                            NOTE

                                                  New York, New York
                                                   November 15, 1996

For value received, JOHN WILEY & SONS, INC., a New York corporation (the Borrower ), promises to pay to the order of ______________ (the Bank ), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the dates and in the amounts specified in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, New York. All Loans made by the Bank, the respective Types and Classes thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement. This note is one of the Notes referred to in the Credit Agreement dated as of November 15, 1996 among the Borrower, the banks from time to time parties thereto and Morgan Guaranty Trust Company of New York, as Agent (as the same may be amended from time to time, the Credit Agreement ). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.


                                            JOHN WILEY & SONS, INC.


                                            By:_______________________
                                              Name:
                                              Title:

                  LOANS AND PAYMENTS OF PRINCIPAL


                                   Amount
       Amount    Class   Type    of Principal
Date  of Loan  of Loan  of Loan     Repaid      Notation  Made By
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
                                                        EXHIBIT B



                                  OPINION OF
                          COUNSEL FOR THE BORROWER


                                                       November 15, 1996



To the Banks and the Agent
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Agent
60 Wall Street
New York, New York  10260-0060

Dear Sirs:
  I am counsel for John Wiley & Sons, Inc., a New York corporation (the Borrower ) and have acted as counsel to the Borrower in connection with the Credit Agreement (the Agreement ) dated as of November 15, 1996 among the Borrower, the banks from time to time parties thereto and Morgan Guaranty Trust Company of New York, as Agent. Terms defined in the Agreement are used herein as therein defined.
  I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. Upon the basis of the foregoing, I am of the opinion that:
 1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
 2. The execution,delivery and performance by the Borrower of the Agreement and each Note are within the Borrower's corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Restated Certificate of Incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any Subsidiary or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
 3. The Agreement
constitutes  a valid  and  binding  agreement  of the  Borrower  and  each  Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.
 4.  There is no action,  suit or  proceeding
pending against, or to the best of my knowledge threatened against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity or enforceability of the Agreement or each Note.
 5. I
have no reason to believe that each of the Borrower's Subsidiaries is not a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, or that each does not have all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                                                          Very truly yours,

                                                                  EXHIBIT C

                                   OPINION OF
                     DAVIS POLK & WARDWELL, SPECIAL COUNSEL
                                 FOR THE AGENT
                     --------------------------------------




                                                       November 15 , 1996



To the Banks and the Agent
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Agent
60 Wall Street
New York, New York 10260-0060

Dear Sirs:

We have participated in the preparation of the $175,000,000 Credit Agreement (the Credit Agreement ) dated as of November 15, 1996 among John Wiley & Sons, Inc., a New York corporation (the Borrower ), the Banks from time to time parties thereto and Morgan Guaranty Trust Company of New York, as Agent, and have acted as special counsel for the Agent for the purpose of rendering this opinion pursuant to Section 3.01(d) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, we are of the opinion that:

1. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action. 2. The Credit Agreement constitutes a valid and binding agreement of the Borrower and each Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.
 We are members of the Bar of the State of New
York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.
     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.
                                                             Very truly yours,